Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 8, 2019

SunCoke Energy, Inc.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Ladies and Gentlemen:

We have acted as counsel to SunCoke Energy, Inc., a Delaware corporation (“SXC”), in connection with SXC’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by SXC of up to 24,818,149 of its common stock, par value $0.01 per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of February 4, 2019, by and among SXC, SC Energy Acquisition LLC, SunCoke Energy Partners, L.P., and SunCoke Energy Partners GP LLC (the “Merger Agreement”).

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Certificate of Incorporation and the Bylaws of SXC, each as amended to the date hereof, (ii) originals, or copies certified or otherwise identified, of the company records of SXC, including minute books, (iii) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of SXC, (iv) the Registration Statement and the joint prospectus/consent statement/proxy statement contained therein (the “Joint Prospectus/Consent Statement/Proxy Statement”) and (v) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) all of the Shares will be issued and sold in the manner described in the Joint Prospectus/Consent Statement/Proxy Statement and in accordance with the terms of the Merger Agreement; (iii) the certificates, if any, for the Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Shares, or, if uncertificated, valid book-entry notations will have been made in the register of SXC in accordance with the provisions of the governing documents of SXC; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered by SXC in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

March 8, 2019

The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware (the “DGCL”) and applicable reported judicial decisions, rules and regulations interpreting and implementing the DGCL, and applicable federal law of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Joint Prospectus/Consent Statement/Proxy Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.